Exhibit 99.1

NEWS RELEASE

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations line	(816) 467-3000

Investor Relations:
Neala Hackett	(816) 467-3562
Jason Ketchum	(816) 467-3274

AQUILA REPORTS SECOND QUARTER 2007 RESULTS;

ELECTRIC AND GAS UTILITIES SHOW IMPROVEMENT

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern Time

KANSAS CITY, MO, August 3, 2007 – Aquila, Inc. (NYSE:ILA) today reported a net loss of $14.7 million for the quarter ended June 30, 2007, or fully diluted per share loss of four cents, compared to a net loss of $155.0 million in 2006, or a fully diluted per share loss of 41 cents. Repositioning activities in the second quarter of 2006, including the exit from the Elwood tolling agreements, and the 2006 debt tender offer, and rate relief at the utility operations were the primary reasons for the improvement in current quarter earnings. Sales for the quarter were $298.6 million in 2007 versus $283 million in 2006.

“We are pleased to report continued progress in our utilities. It is attributable to the dedication of our entire Aquila team that earnings have improved while we simultaneously find ways to deliver safe, reliable energy more efficiently,” said Richard C. Green, Aquila chairman and chief executive officer.

Results for the six-month period ending June 30, 2007 were a net loss of $39.0 million, or a fully diluted loss of 10 cents per share, compared to a 2006 year-to-date net loss of $156.1 million, or 42 cents per fully diluted share. The repositioning activities that occurred in the second quarter of 2006 were also the primary reasons for the change in six month earnings. Year-to-date sales increased to $742.8 million, or $28.8 million higher than 2006 sales of $714 million. The company reported year-to-date EBITDA of $85.5 million in 2007 compared to loss before interest, taxes, depreciation and amortization of $170.9 million in 2006.

-more-

Aquila Second Quarter 2007 Earnings, Page 2

Segment EBITDA

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported 2007 EBITDA of $55.6 million, up $14.1 million from $41.5 million reported in 2006. Electric Utilities EBITDA increased $9.3 million from 2006 and Gas Utilities reported an EBITDA increase of $4.8 million. Merchant Services EBITDA of $3.5 million was $228.1 million better than the loss of $224.6 million reported in 2006, and the Corporate and Other EBITDA of $5.5 million in 2007 was $29.0 million greater than the $23.5 million loss in 2006.

Electric Utilities

Gross profit was $95.5 million in 2007, an increase of $2.4 million from 2006. This increase resulted primarily from the recent Missouri rate order which increased base rates and authorized a fuel adjustment clause effective June 1, 2007 and favorable customer usage, offset in part by increases in the net cost of fuel and purchased power. The increases in fuel and purchased power costs were driven by an extended and unplanned plant outage, curtailed delivery under a purchased power contract due to a plant outage and a surge in wholesale power prices.

In addition to the increase in gross profit, the company reduced operating and maintenance expenses in the second quarter of 2007 compared to 2006 primarily as a result of the acceleration of maintenance work normally performed in the second quarter into the first quarter during the plant outages discussed above.

Gas Utilities

Gross profit was $36.9 million in 2007, $2.8 million higher than 2006 due to favorable weather and other volume increases compared to 2006 and an interim rate increase in Nebraska. In addition to the increase in gross profit the Company reduced operation and maintenance expenses related to outside services, labor and other operating costs.

Merchant Services

Merchant Services reported a gross loss of $4.1 million in 2007, compared to a gross loss of $9.5 million a year earlier. The improvement in gross loss from 2006 was a result of exiting the Elwood tolling contract in June 2006, which eliminated $8.2 million of capacity payments for the quarter. The primary factor contributing to the 2006 quarter EBITDA loss of $224.6 million was a $218 million charge related to the assignment of the Elwood tolling contracts.

Aquila Second Quarter 2007 Earnings, Page 3

-more-

Corporate and Other

Corporate and Other reported 2007 EBITDA of $5.5 million, compared to a $23.5 million loss in 2006. The primary factor causing the 2006 quarter EBITDA loss was a $22.7 million charge associated with the early retirement of $350 million of the Company’s outstanding senior notes.

Discontinued Operations

Discontinued Operations includes the company’s former Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Merchant Services peaking plants in Illinois; and its former Everest Connections telecommunications business. The company’s discontinued operations reported EBITDA of $.8 million in 2007, which was a $169.1 million decrease from $169.9 million reported in 2006. The EBITDA decrease was due primarily to the gains recognized in 2006 on the sale of the gas utility properties and Everest Connections.

Conference Call, Webcast and Additional Information

Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review second quarter 2007 results. Participants will be Chief Executive Officer Richard C. Green, Senior Vice President and Chief Accounting Officer Beth Armstrong and Senior Vice President of Regulated Operations Jon Empson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Friday, August 10, 2007 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11094722# when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving over 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

###

Aquila Second Quarter 2007 Earnings, Page 4

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Aquila Second Quarter 2007 Earnings, Page 5

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended June 30,		6 Months Ended June 30,
In millions, except per share amounts	2007	2006	2007	2006
Sales	$298.6	$283.0	$742.8	$714.0
Cost of sales	170.3	165.2	497.9	479.4
Gross profit	128.3	117.8	244.9	234.6
Operating expenses:
Operation and maintenance expense	71.4	81.8	162.4	153.0
Taxes other than income taxes	4.5	5.2	13.4	14.1
Restructuring charges	—	2.9	1.6	4.9
Net loss on asset sales and other charges	1.3	240.7	1.3	241.4
Total operating expenses	77.2	330.6	178.7	413.4
Other income (expense)	13.5	6.2	19.3	7.9
Earnings before interest, taxes, depreciation and amortization	64.6	(206.6)	85.5	(170.9)
Depreciation and amortization expense	26.9	24.4	54.1	51.5
Total interest expense	45.4	44.7	80.1	81.7
Loss from continuing operations before income taxes	(7.7)	(275.7)	(48.7)	(304.1)
Income tax expense (benefit)	7.6	(22.9)	(6.2)	(33.7)
Loss from continuing operations	(15.3)	(252.8)	(42.5)	(270.4)
Earnings from discontinued operations, net of tax	.6	97.8	3.5	114.3
Net loss	$(14.7)	$(155.0)	$(39.0)	$(156.1)
Weighted average shares outstanding – diluted	375.7	375.0	375.6	374.8
Loss per share from continuing operations – diluted	$(.04)	$(.67)	$(.11)	$(.72)
Earnings per share from discontinued operations – diluted	—	.26	.01	.30
Net loss per share – diluted	$(.04)	$(.41)	$(.10)	$(.42)

Aquila Second Quarter 2007 Earnings, Page 6

AQUILA, INC.

Segment EBITDA Reconciliation to Continuing Operations Pretax Loss

	3 Months Ended June 30,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$48.2	$38.9	$9.3
Gas Utilities	7.4	2.6	4.8
Total Utilities	55.6	41.5	14.1
Merchant Services	3.5	(224.6)	228.1
Corporate and Other	5.5	(23.5)	29.0
Total EBITDA	64.6	(206.6)	271.2
Depreciation and amortization	26.9	24.4	(2.5)
Interest expense	45.4	44.7	(.7)
Loss from continuing operations before income taxes	$(7.7)	$(275.7)	$268.0

	6 Months Ended June 30,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$54.4	$62.5	$(8.1)
Gas Utilities	36.5	27.7	8.8
Total Utilities	90.9	90.2	.7
Merchant Services	(.6)	(232.0)	231.4
Corporate and Other	(4.8)	(29.1)	24.3
Total EBITDA	85.5	(170.9)	256.4
Depreciation and amortization	54.1	51.5	(2.6)
Interest expense	80.1	81.7	1.6
Loss from continuing operations before income taxes	$(48.7)	$(304.1)	$255.4

Aquila Second Quarter 2007 Earnings, Page 7

AQUILA, INC.

Consolidated Balance Sheets

	June 30,	December 31,
In millions	2007	2006
ASSETS
Cash and cash equivalents	$96.6	$232.8
Funds on deposit	61.0	107.9
Accounts receivable, net	216.3	257.0
Inventories and supplies	98.5	116.0
Price risk management assets	64.4	71.3
Regulatory assets, current	2.8	29.0
Other current assets	25.0	33.5
Current assets of discontinued operations	—	26.5
Total current assets	564.6	874.0
Utility plant, net	1,870.3	1,825.1
Non-utility plant, net	127.8	130.2
Price risk management assets	26.8	43.4
Goodwill, net	111.0	111.0
Regulatory assets	129.5	149.0
Deferred charges and other assets	50.4	53.6
Non-current assets of discontinued operations	—	286.1
Total Assets	$2,880.4	$3,472.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$4.9	$19.7
Accounts payable	97.4	205.4
Accrued interest	46.0	49.7
Regulatory liabilities, current	31.6	10.8
Accrued compensation and benefits	18.5	26.8
Pension and post-retirement benefits, current	3.5	3.5
Other accrued liabilities	73.1	94.3
Price risk management liabilities	51.0	74.5
Customer funds on deposit	19.3	15.6
Current liabilities of discontinued operations	—	1.4
Total current liabilities	345.3	501.7
Long-term debt, net	1,039.1	1,385.9
Deferred income taxes and credits	—	19.3
Price risk management liabilities	13.9	27.1
Pension and post-retirement benefits	74.0	72.5
Regulatory liabilities	68.0	72.4
Deferred credits	49.5	51.5
Non-current liabilities of discontinued operations	—	35.9
Common shareholders’ equity	1,290.6	1,306.1
Total Liabilities and Shareholders’ Equity	$2,880.4	$3,472.4